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                                                                EXHIBIT 4.4 (ii)

                           3031786 NOVA SCOTIA COMPANY

                        AMENDMENT NO. 1 TO NOTE AGREEMENT

                                                          As of February 5, 2003

To each of the Current Noteholders
Named in Annex 1 hereto


Ladies and Gentlemen:

        3031786 Nova Scotia Company, a Nova Scotia company, (hereinafter, the "Company") and Barnes Group Inc., a Delaware corporation (hereinafter, the "Guarantor" as to Sections 2, 7 and 8 of the Note Agreement), together with their respective successors and assigns, agree with you as follows:

1.      PRELIMINARY STATEMENTS.

        1.1     NOTE ISSUANCE, ETC.

        The Company issued and sold (i) US$24,500,000 aggregate principal amount of its 7.66% Senior Notes due November 12, 2007 (as may be amended, restated or otherwise modified from time to time, the "7.66% Notes") and (ii) US$45,500,000 aggregate principal amount of its 7.80% Senior Notes due November 12, 2010 (as may be amended, restated or otherwise modified from time to time, the "7.80% Notes" and together with the 7.66% Notes, the "Notes") pursuant to a Note Agreement (the "Existing Note Agreement" and, as amended by this Amendment No. 1 to Note Agreement (this "Amendment Agreement"), the "Note Agreement"), dated as of November 12, 1999, and entered into by and among the Company, the Guarantor and each of the Purchasers listed on Schedule A attached thereto. The register for the registration and transfer of the Notes indicates that the Persons named in Annex 1 hereto (collectively, the "Current Noteholders") are currently the holders of the outstanding principal amount of the Notes as set forth next to such holder's name in Annex 1.

2.      DEFINED TERMS.

        Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Note Agreement.

3.      AMENDMENT.

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                                      -2-

        Subject to Section 5, the Existing Note Agreement is amended as provided for by this Amendment Agreement in the manner specified in Exhibit A (the "Amendment").

4.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE GUARANTOR.

        To induce you to enter into this Amendment Agreement and to consent to the Amendment, the Company and the Guarantor represent and warrant as follows:

        4.1.    ORGANIZATION, POWER AND AUTHORITY, ETC.

        Each of the Company and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to enter into and perform its respective obligations under this Amendment Agreement.

        4.2.    LEGAL VALIDITY.

        The execution and delivery of this Amendment Agreement by the Company and the Guarantor and compliance by the Company and the Guarantor with their respective obligations hereunder: (a) are within the corporate or other powers of the Company and the Guarantor; and (b) are legal and do not conflict with, result in any breach of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or the Guarantor under the provisions of: (i) any charter instrument or bylaw to which either the Company or the Guarantor is a party or by which either the Company or the Guarantor any of its respective Property may be bound; (ii) any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to the Company or the Guarantor or any of their respective Properties; or (iii) any agreement or instrument to which either the Company or the Guarantor is a party or by which either the Company or the Guarantor or any of their respective Properties may be bound or any statute or other rule or regulation of any governmental authority applicable to the Company or the Guarantor or any of their respective Properties.

        This Amendment Agreement has been duly authorized by all necessary action on the part of each of the Company and the Guarantor, has been executed and delivered by a duly authorized officer of each of the Company and the Guarantor, and constitutes a legal, valid and binding obligation of each of the Company and the Guarantor, enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally and subject to the availability of equitable remedies.

        4.3.    NO DEFAULTS.

        No event has occurred and no condition exists that, upon the execution and delivery of this Amendment Agreement, would constitute a Default or an Event of Default.

5.      EFFECTIVENESS OF AMENDMENT.

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                                       -3-


        The Amendment shall become effective as of the first date written above (the "Effective Date") upon:

        (a) execution and delivery of a counterpart of this Amendment Agreement by the Company, the Guarantor and the holders of 66-2/3% of the aggregate outstanding principal amount of the Notes;

        (b) delivery by the Guarantor of a fully executed copy of the Kar Guaranty (as defined below) dated as of February 5, 2003 from Kar Products, LLC, a Delaware limited liability company, in favor of (i) Fleet National Bank, a national banking association, as administrative agent (in such capacity, the "Administrative Agent") for itself and the other lending institutions (collectively, the "Bank Lenders") which are or may become parties to a Revolving Credit Agreement dated as of June 14, 2002 by and among the Guarantor, the Bank Lenders, the Administrative Agent and the Documentation Agents (as such term is defined in the Credit Agreement) (the "Credit Agreement"), (ii) each of the Bank Lenders, (iii) each of the holders of the Notes and (iv) each of the other financial institutions named therein, guarantying the payment and other obligations of (x) the Guarantor under the Credit Agreement and the other agreements listed therein (including (A) the Note Purchase Agreement dated as of December 1, 1995, by and among the Guarantor and each of the purchasers listed on Schedule A attached thereto (the "1995 Note Agreement") and (B) the Note Purchase Agreement dated as of November 21, 2000, by and among the Guarantor and each of the purchasers listed on Exhibit A attached thereto (the "2000 Note Agreement")) and (y) of the Company under the Note Agreement (the "Kar Guaranty");

        (c) delivery by the Guarantor of a fully executed copy of (i) an amendment to the 1995 Note Agreement, dated the date hereof, and (ii) an amendment to the 2000 Note Agreement, dated the date hereof; and

        (d) delivery by the Guarantor of a fully executed copy of an amendment to the Credit Agreement, dated the date hereof.

6.      EXPENSES.

        Whether or not the Amendment becomes effective, the Company will promptly (and in any event within thirty days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Amendment Agreement, including, but not limited to, the reasonable fees of your special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto. Nothing in this Section shall limit the Company's obligations pursuant to Section 1.5 of the Existing Note Agreement.

7.      MISCELLANEOUS.

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                                       -4-

        7.1.    PART OF EXISTING NOTE AGREEMENT; FUTURE REFERENCES, ETC.

        This Amendment Agreement shall be construed in connection with and as a part of the Existing Note Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Existing Note Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

        7.2.    COUNTERPARTS; EFFECTIVENESS.

        This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.

        7.3.    GOVERNING LAW.

        THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CONNECTICUT EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN CONNECTICUT.

   [Remainder of page intentionally left blank; next page is signature page.]

        If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among each of you and the Company.

                                          3031786 NOVA SCOTIA COMPANY

                                          By:    /s/ David J. Sinder
                                          Name:  David J. Sinder
                                          Title: Treasurer


                                          BARNES GROUP INC.

                                          By:    /s/ William C. Denninger
                                          Name:  William C. Denninger
                                          Title: Senior Vice President - Finance
                                                 and Chief Financial Officer


                                          By:    /s/ Lawrence W. O'Brien
                                          Name:  Lawrence W. O'Brien
                                          Title: Vice President and Treasurer

        The foregoing Amendment Agreement is hereby accepted as of the date first above written.

                                          ALLSTATE INSURANCE COMPANY

                                          By:    /s/ Jerry D. Zinkula
                                          Name:  Jerry D. Zinkula
                                          Title:

                                          By     /s/ Robert B. Bodett
                                          Name:  Robert B. Bodett
                                          Title:


                                          ALLSTATE LIFE INSURANCE COMPANY

                                          By:    /s/ Jerry D. Zinkula
                                          Name:  Jerry D. Zinkula
                                          Title:

                                          By:    /s/ Robert B. Bodett
                                          Name:  Robert B. Bodett
                                          Title:

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                                       -2-

                                          MASSACHUSETTS MUTUAL LIFE INSURANCE
                                          COMPANY
                                          By:    David L. Babson & Company Inc,
                                                 as Investment Adviser

                                          By:    /s/ Mark A. Ahmed
                                          Name:  Mark A. Ahmed
                                          Title: Managing Director

                                          CONNECTICUT GENERAL LIFE INSURANCE
                                          COMPANY
                                          By:    CIGNA Investments, Inc.

                                          By:    /s/ Robert W. Eccles
                                          Name:  Robert W. Eccles
                                          Title: Managing Director

                                          NATIONWIDE LIFE INSURANCE COMPANY

                                          By     /s/ Mark W. Poeppelman
                                          Name:  Mark W. Poeppelman
                                          Title: Vice President

                                          THE CANADA LIFE ASSURANCE COMPANY
                                          (J. ROMEO & CO. as Nominee)

                                          By:    /s/ C. Paul English
                                          Name:  C. Paul English
                                          Title: U.S. Securities Vice-President

                                          PAN-AMERICAN LIFE INSURANCE COMPANY

                                          By:    /s/ Luis Ingles, Jr., C.F.A.
                                          Name:  Luis Ingles, Jr., C.F.A
                                          Title: Senior Vice President
                                                 Investments

                                     ANNEX 1

                             CURRENT NOTEHOLDERS AND
                      CURRENT OUTSTANDING PRINCIPAL AMOUNT

Current Noteholders:                             Outstanding Principal Amount of Notes
--------------------                             -------------------------------------

                                                 7.66% Notes        7.80% Notes
                                                 -----------        -----------
Allstate Insurance Company                       $  5,000,000               n/a

Allstate Life Insurance Company                  $ 12,500,000               n/a

State Farm Life Insurance Company                $  7,000,000      $  7,000,000

Massachusetts Mutual Life Insurance Company               n/a      $ 14,000,000

Connecticut General Life Insurance Company                n/a      $ 10,500,000

Nationwide Life Insurance Company                         n/a      $  7,000,000

The Canada Life Assurance Company                         n/a      $  3,500,000

Pan-American Life Insurance Company                       n/a      $  3,500,000

TOTALS                                           $ 24,500,000      $ 45,500,000

                                    EXHIBIT A

                                    AMENDMENT

1. Section 7.7 (Indebtedness) of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

"Section 7.7    Indebtedness.

        Except to the extent permitted under Section 7.7(d) through (f), inclusive, the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than the Notes. The Guarantor will not, nor will it permit any of its Subsidiaries (including the Company) to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than:

        (a) Indebtedness incurred by the Guarantor under the Revolving Credit Agreement;
        (b)     the Notes;
        (c) Indebtedness outstanding on the date hereof under the Guarantor's $40,000,000, 9.47% Senior Notes due September 16, 2001 and $25,000,000, 7.13% Senior Notes due December 5, 2005;
        (d) Indebtedness which constitutes extensions, renewals or replacements on substantially the same terms and conditions (and does not increase the amount outstanding) of (a) through (c) above;
        (e)     the Kar Guaranty; and
        (f)     additional Indebtedness of the Guarantor and its Subsidiaries;

        provided, however, that (i) the total Indebtedness of the Guarantor's Subsidiaries (including the Company) shall not at any time exceed $100 million (excluding the Kar Guaranty); (ii) total Indebtedness of the Guarantor's Domestic Subsidiaries (excluding the Kar Guaranty) shall not at any time exceed $10 million (excluding from the calculation thereof for all purposes except compliance with Section 7.4(b)(4) any pre-existing Indebtedness of a newly acquired Domestic Subsidiary for a period not exceeding 90 days after acquisition of such Domestic Subsidiary); and (iii) the aggregate amount of all Indebtedness of the Guarantor and its Subsidiaries (including the Company) at any time outstanding shall not exceed an amount equal to 155% of Consolidated Net Worth at such time."

2. Clause (d) of Section 7.14 (Restricted Loans, Advances and Investments) of the Existing Note Agreement shall be amended and restated in its entirety to read as follows:

        "(d) loans or advances of the Guarantor to any of its Subsidiaries and loans or advances of any Subsidiary of the Guarantor to the Guarantor or another such Subsidiary, or an investment made by the Guarantor in a Person pursuant to which, immediately after giving effect to such investment, such Person becomes a Subsidiary of the Guarantor,"

3. Clause (e) of Section 7.14 (Restricted Loans, Advances and Investments) of the Existing Note Agreement shall be amended and restated in its entirety to read as follows:

        "(e) in addition to those investments permitted by clause (d) hereof, purchases of stock or other securities of any corporations, associations or other business entities; provided, however, that the aggregate cost to or fair market value of the consideration paid by the Guarantor and its Subsidiaries for such stock or securities of any such corporation, association or other business entity shall not exceed the sum of: (A) $25,000,000, plus (B) 50% of Consolidated Net Income for the period commencing on October 1, 1999 and ending on the date of such stock or securities purchase (or minus 100% of Consolidated Net Income for such period if Consolidated Net Income for such period is a loss) or"

4. The definition of "Kar Guaranty" shall be added to Section 10.1 (Terms Defined) of the Existing Note Agreement in the appropriate alphabetical order thereof to read as follows:

""Kar Guaranty" means that certain Guaranty dated as of February 5, 2003 from Kar Products, LLC, a Delaware limited liability company, in favor of (i) Fleet National Bank, a national banking association, as administrative agent (in such capacity, the "Administrative Agent") for itself and the other lending institutions (collectively, the "Bank Lenders") which are or may become parties to a Revolving Credit Agreement dated as of June 14, 2002 by and among the Guarantor, the Bank Lenders, the Administrative Agent and the Documentation Agents (as such term is defined in the Credit Agreement) (the "Credit Agreement"), (ii) each of the Bank Lenders, (iii) each of the holders of the Notes and (iv) each of the other financial institutions named therein, guarantying the payment and other obligations of (x) the Guarantor under the Credit Agreement and the other agreements listed therein (including (A) the Note Purchase Agreement dated as of December 1, 1995, by and among the Guarantor and each of the purchasers listed on Schedule A attached thereto (the "1995 Note Agreement") and (B) the Note Purchase Agreement dated as of November 21, 2000, by and among the Guarantor and each of the purchasers listed on Exhibit A attached thereto (the "2000 Note Agreement")) and (y) of the Company under the Note Agreement."